Exhibit 99.1

Travelzoo 590 Madison Avenue 21st Floor New York, NY 10022

Media Contact: Mindy Joyce (212) 521-4218 mjoyce@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2007 Results

NEW YORK, July 25, 2007 -- Travelzoo Inc. (NASDAQ: TZOO):

Second Quarter 2007 Financial Highlights:

•	Revenue of $20.1 million, up 16% year-over-year
•	Operating profit of $5.8 million, down 18% year-over-year
•	$0.17 earnings per share, down from $0.23 in the prior year period
•	Income tax rate of 54%, up from 47% in the prior year period

Travelzoo Inc., a global Internet media company, today announced financial results for the second quarter ended June 30, 2007, with revenue of $20.1 million, an increase of 16% year-over-year. Net income was $2.8 million, with diluted earnings per share (EPS) of $0.17, down from $0.23 in the prior year period.

“Q2 2007 marks our 36th consecutive quarter of revenue growth,” said Ralph Bartel, chairman and chief executive officer, Travelzoo. “In Q2, we continued to aggressively implement our strategy of turning Travelzoo into a global media brand. By doing so, we incurred non-tax deductible operating losses of $1.7 million related to the start-up of our operations in Canada, Germany, France, Hong Kong, and the U.K. We spent a record high $7.9 million on subscriber acquisition and marketing the Travelzoo brand. We believe that going global is an opportunity to create attractive shareholder value in the future and  we want to seize this opportunity.”

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North America

North America business segment revenue grew 12% year-over-year to $18.7 million. North America reported an operating profit of $7.3 million, or 39.1% of revenue, down from an operating profit of $7.5 million, or 44.9% of revenue, in the prior year period. Losses from Travelzoo’s new operations in Canada impacted North America’s profit. Travelzoo began operations in Canada in April 2006.

Europe

Europe business segment revenue grew 102% year-over-year to $1.5 million. Europe reported an operating loss of $1.2 million, compared to an operating loss of $494,000 in the prior year period. The increase in operating loss was primarily attributable to increased spending on subscriber acquisition in Germany and the U.K. and increased salary expenses due to increased headcount. Travelzoo began operations in the U.K. in May 2005. In September 2006, Travelzoo launched its Top 20 e-mail newsletter in Germany. In March 2007, Travelzoo began operations in France.

Asia Pacific

The Asia Pacific business segment reported an operating loss of $400,000. In April 2007, Travelzoo began operations in Hong Kong.

Income Taxes

Travelzoo’s effective income tax rate was 54.2%, up from 47.3% in the prior year period. The effective tax rate was impacted by operating losses in Canada, Germany, France, Hong Kong, and the U.K. These operating losses were treated as having no recognizable tax benefit.

Conference Call

Travelzoo will host a conference call to discuss second quarter results at 5:00 p.m. ET today. A live Web cast can be accessed through the company’s investor relations Web site at www.travelzoo.com/ir.

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About Travelzoo

Travelzoo is a global Internet media company. Travelzoo’s media properties, which reach more than 11 million travel enthusiasts in the U.S., Canada, the U.K. and Germany, include the Travelzoo® Web site (www.travelzoo.com), the Top 20® list, the Newsflash™ e-mail alert service and SuperSearch™, a travel search engine. Travelzoo publishes offers from more than 600 advertisers. Travelzoo’s deal experts review each offer to find the best travel deals and confirm their true value. Travelzoo is headquartered in New York City.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended June 30		Six months ended June 30,
	2007	2006	2007	2006

Revenues	$20,115	$17,358	$39,855	$34,287
Cost of revenues	444	286	797	551
Gross profit	19,671	17,072	39,058	33,736
Operating expenses:
Sales and marketing	10,745	7,973	20,062	15,038
General and administrative	3,173	2,112	5,766	4,747
Total operating expenses	13,918	10,085	25,828	19,785
Income from operations	5,753	6,987	13,230	13,951
Other income and expense:
Interest income	428	302	792	646
Gain on foreign currency	36	13	35	6
Income before income taxes	6,217	7,302	14,057	14,603
Income taxes	3,371	3,452	7,148	6,637
Net income	$2,846	$3,850	$6,909	$7,966

Basic net income per share	$0.19	$0.25	$0.45	$0.50
Diluted net income per share	0.17	0.23	0.42	0.47

Shares used in computing basic net income per share	15,250	15,459	15,250	15,778
Shares used in computing diluted net income per share	16,482	16,677	16,481	16,983

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Travelzoo Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2007	2006

ASSETS
Cash and cash equivalents	$41,876	$33,415
Accounts receivable, net	8,545	7,274
Deposits	187	177
Prepaid expenses and other current assets	1,327	506
Deferred tax assets	1,980	1,980
Total current assets	53,915	43,352

Deposits, less current portion	200	142
Property and equipment, net	345	172
Intangible assets, net	31	34
Total Assets	$54,491	$43,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	6,442	2,839
Accrued expenses	2,420	2,149
Deferred revenue	715	750
Deferred rent	17	—
Income tax payable	—	1,142
Total current liabilities	9,594	6,880
Other liabilities	1,186	3

Common stock	153	153
Additional paid-in capital	2,076	2,076
Accumulated other comprehensive income	7	22
Retained earnings	41,475	34,566
Total Stockholders’ Equity	43,711	36,817
Total Liabilities and Stockholders’ Equity	$54,491	$43,700

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Travelzoo Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,846	$3,850	$6,909	$7,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48	36	79	69
Provision for losses on accounts receivable	(36)	(17)	(8)	231
Accrued income on short-term investments	—	(168)	—	(334)
Changes in operating assets and liabilities:
Accounts receivable	736	504	(1,235)	259
Deposits	16	(87)	(67)	(90)
Prepaid expenses and other current assets	(381)	219	(815)	(23)
Accounts payable	2,136	485	3,580	598
Accrued expenses	(233)	272	248	114
Deferred revenue	(61)	(66)	(37)	267
Deferred rent	55	—	55	—
Income tax payable	(2,974)	(1,768)	3	(8)
Net cash provided by operating activities	2,152	3,260	8,712	9,049

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(169)	(22)	(246)	(78)
Purchase of short-term investments	—	—	—	(14,663)
Sale of short-term investments	—	—	—	20,000
Net cash provided by (used in) investing activities	(169)	(22)	(246)	5,259

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	—	(19,986)	—	(28,579)
Net cash used in financing activities	—	(19,986)	—	(28,579)

Effect of exchange rate on cash and cash equivalents	4	6	(5)	2
Net increase (decrease) in cash and cash equivalents	1,987	(16,742)	8,461	(14,269)
Cash and cash equivalents at beginning of period	39,889	26,942	33,415	24,469
Cash and cash equivalents at end of period	41,876	10,200	41,876	10,200

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds received	$6,750	$5,221	$7,550	$6,645

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Travelzoo Inc.

Segment Information

(Unaudited)

(In thousands)

Three months ended June 30, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$18,619	$1,496	$—	$—	$20,115
Intersegment revenue	77	2		(79)	—
Total net revenues	18,696	1,498	—	(79)	20,115
Operating income (loss)	$7,313	$(1,161)	$(400)	$1	$5,753

Three months ended June 30, 2006	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$16,616	$742	$—	$—	$17,358
Intersegment revenue	42	1	—	(43)	—
Total net revenues	16,658	743	—	(43)	17,358
Operating income (loss)	$7,481	$(494)	$—	$—	$6,987

Six months ended June 30, 2007	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$37,074	$2,781	$—	$—	$39,855
Intersegment revenue	118	5	—	(123)	—
Total net revenues	37,192	2,786	—	(123)	39,855
Operating income (loss)	$15,473	$(1,845)	$(400)	$2	$13,230

Six months ended June 30, 2006	North America	Europe	Asia Pacific	Elimination	Consolidated

Revenue from unaffiliated customers	$32,980	$1,307	$—	$—	$34,287
Intersegment revenue	113	2	—	(115)	—
Total net revenues	33,093	1,309	—	(115)	34,287
Operating income (loss)	$14,905	$(954)	$—	$—	$13,951

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